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EXHIBIT 21

LIST OF SUBSIDIARIES

Emoteq Corporation, a Colorado Corporation

Motor Products Corporation, a Delaware Corporation

Stature Electric, Inc., a Pennsylvania Corporation

Allied Motion Technologies B.V., incorporated in The Netherlands

Precision Motor Technology B.V., Premotec, incorporated in The Netherlands

Allied Motion Canada Inc., incorporated in Ontario, Canada

Östergrens Elmotor AB, incorporated in Sweden

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  EXHIBIT 21